UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    January 25, 2005

OGLEBAY NORTON COMPANY

(Exact Name of Registrant as Specified in Charter)

Ohio	000-32665	34-1888342

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

North Point Tower 1001 Lakeside Avenue, 15th Floor Cleveland, Ohio	44114

(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code:	(216) 861-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

     On January 25, 2005, Oglebay Norton Company (the “Company”) concluded its rights offering of 5,371,120 shares of Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (the “convertible preferred stock”), at a purchase price of $10.00 per share (the “Rights Offering”). An aggregate of 5,139,200 shares were purchased in the Rights Offering, yielding gross proceeds to the Company of $51,392,000. Proceeds of the Rights Offering, along with (i) the proceeds from the purchase of convertible preferred stock by the parties to the Commitment Agreement, dated as of February 23, 2004, among the Company, certain holders of the Company’s outstanding 10% Senior Subordinated Notes due February 1, 2009 and certain third party accredited investors, (ii) available cash and (iii) borrowings under the exit facility of the Company entered into as of the effective date of the Company’s plan of reorganization (the “Plan”) (which was January 31, 2005 (the “Effective Date”)), were used to redeem the Company’s Senior Secured Notes due October 25, 2008 (the “Senior Secured Notes”) immediately after their reinstatement on the Effective Date pursuant to the Plan, in accordance with the terms of the Senior Secured Notes purchase agreement.

Item 8.01. Other Events.

     As of the Effective Date, the Company terminated the services as the transfer agent of National City Bank and appointed Wells Fargo Bank, National Association as the new transfer agent with effect on the Effective Date. The address of Wells Fargo Bank, National Association is Corporate Trust Operations, MAC N9320, 6th & Marquette Avenue, Minneapolis, MN 55479.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLEBAY NORTON COMPANY
By:	/s/ Rochelle F. Walk

Name: Title:	Rochelle F. Walk Vice President, General Counsel and Secretary

Date: January 31, 2005

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